EXHIBIT 10(P)
                              EMPLOYMENT AGREEMENT

         This Employment Agreement dated as of June 1, 1993 among Aon Corporation, a Delaware corporation ("Aon"), Aon's wholly-owned subsidiary, Aon Risk Services, Inc., a Delaware corporation ("Aon Risk"), and Michael D. O'Halleran ("O'Halleran").

         WHEREAS, pursuant to an Employment Agreement dated as of April 15, 1988 (the "Prior Agreement"), O'Halleran has been Chairman and Chief Executive Officer of Aon Risk, and has served as a director and/or officer of subsidiaries of Aon Risk; and

         WHEREAS, while the term of the Prior Agreement does not end until November 1, 1997, the parties to the Prior Agreement and this Agreement desire to continue the services of O'Halleran beyond November 1, 1997 and provide for new terms and conditions governing O'Halleran's employment by Aon Risk.

         NOW, THEREFORE, in consideration of the mutual covenant contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                         ARTICLE I: Scope of Employment

         1.1 TERM. O'Halleran will continue to be an employee of one or more of Aon's subsidiaries for a term ending on December 31, 1998 (the "Initial Term"). The term of O'Halleran's employment will be subject to automatic renewal for successive twelve-month periods thereafter unless this Agreement is terminated by O'Halleran or the Aon subsidiary by which he is then principally employed as of the expiration of any such twelve-month period upon not less than 30 days' prior written notice to the other party.

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         1.2  DUTIES.  Aon  Risk  has  caused  O'Halleran  to  be  elected,  and
O'Halleran agrees to serve, as Chairman, Chief executive officer and a director of Aon Risk. O'Halleran will report directly to Aon Risk's board of directors.

         1.3 BOARD REPRESENTATION. While Aon, Aon Risk and O'Halleran recognize that the right to elect directors is by law vested in stockholders, it is nevertheless mutually contemplated, subject to such right, that during the entire time that O'Halleran is principally employed by Aon Risk, O'Halleran shall continue to serve as a director of Aon Risk; provided, however, that O'Halleran's removal from Aon Risk's board of directors shall not be deemed a breach of this Agreement.

         1.4 EXCLUSIVE EMPLOYMENT. So long as O'Halleran is an employee of any of Aon's subsidiaries, O'Halleran (i) will devote his best efforts and all of his business time, efforts, and attention to furthering the interests of such subsidiaries; and (ii) will not, directly or indirectly, engage in any business activity which is competitive with any business activity conducted by such subsidiaries.

         1.5 NO VIOLATION OF COVENANTS AND RESTRICTIONS. O'Halleran agrees not to violate any legally enforceable covenants or restrictions affecting his work for any of Aon's subsidiaries, as set forth in any agreements into which he may have entered, including, but not limited to, employment agreements, sales agreements, deferred compensation agreements, restricted stock or option agreements. O'Halleran will not act in any capacity as a reinsurance intermediary that would violate any then-legally enforceable covenants or restrictions affecting his work.

         1.6 REPRESENTATION REGARDING PRIOR EMPLOYMENT. O'Halleran represents and warrants to Aon that he has provided Aon with copies of all covenants and restrictions which may be applicable to his employment hereunder and that all such covenants and restrictions are accurately identified in Exhibit A attached to this Agreement.

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         1.7 TERMINATION. O'Halleran's employment with any of Aon's subsidiaries may be terminated at any time by the Aon subsidiary by which O'Halleran is then principally employed in the event of O'Halleran's dishonesty as determined by the Compensation Committee of Aon's Board of Directors ("Dishonesty"). Such termination is hereinafter referred to as a "Termination for Dishonesty." O'Halleran's employment with any Aon subsidiary may also be terminated at any time for any or no reason by O'Halleran or the Aon Subsidiary by which O'Halleran is then principally employed, upon 10 days' prior written notice given by O'Halleran to such Aon subsidiary ("Voluntary Termination") or given by such Aon subsidiary to O'Halleran ("Involuntary Termination").

                            ARTICLE II: Compensation

         2.1 BASE COMPENSATION. From the date of this Agreement until January 1, 1994, O'Halleran's base salary shall continue at its' current rate per annum. Thereafter, O'Halleran's base salary shall be determined annually by the Board of Directors of the Aon subsidiary by which he is then principally employed, but shall be at a rate not less than $750,000 per year, and shall be subject to the approval of the Compensation Committee of the Board of Directors of Aon. O'Halleran's base compensation shall be payable on the same dates and in the same manner as the base compensation of senior executives of other Aon subsidiaries.

         2.2 EXECUTIVE BENEFITS. Subject to the terms of such plans and so long as O'Halleran remains employed by any of Aon's subsidiaries, O'Halleran will be covered under all retirement, employee investment, medical and dental, short-term and long-term disability, life insurance, accident insurance and other similar benefit plans substantially equivalent to such plans maintained from time to time by Aon's subsidiary, Rollins Hudig Hall Group, Inc. for its senior executives. If any such plan bases payments thereunder on the amount of O'Halleran's compensation, his

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compensation  for  purposes  of such  plan  shall,  unless  such  plan  provides otherwise,  be deemed to be his base  compensation  as  determined  pursuant  to
Section 2.1 of this Agreement.

         2.3 PAYMENTS IN THE EVENT OF INVOLUNTARY TERMINATION. In the event of O'Halleran's Involuntary Termination before December 31, 1998 and so long as O'Halleran continues to satisfy his obligations under Sections 3.2 and 3.3 of this Agreement, he will be paid compensation at the rate of $750,000 per year for the period following such Involuntary Termination (in addition to any amount which may be payable pursuant to Section 2.7 of this Agreement) until (i) December 31, 1998, or (ii) the expiration of two years following such Involuntary Termination, whichever is longer.

         In addition, if this Agreement is not renewed in accordance with the provisions of Section 1.1 of this Agreement after December 31, 1998 (unless sooner terminated in which case the provisions of the preceding sentence of this section shall only apply), O'Halleran will be paid compensation at the rate of $750,000 per year for the two years following December 31, 1998.

         2.4 LOANS. O'Halleran currently owes Aon $300,000 pursuant to an unsecured promissory note (the "Note") which bears interest at the rate of 8% per annum, without compounding. The principal amount and all accrued interest under such Note will become due and payable in full on the second anniversary of such Note; provided, however, that, as additional consideration for the performance of services by O'Halleran, all principal and interest due and payable on the Note will be forgiven (x) if O'Halleran remains an employee of any of Aon's subsidiaries until the date such amounts would otherwise become due and payable on such Note or (y) as provided in Section 2.7.

         2.5 RESTRICTED STOCK. Pursuant to the provisions of the Aon Stock Award Plan (the "Plan") Aon will cause to be granted to O'Halleran Aon common stock, par value $1.00 per share ("Aon Stock") in the following amounts effective on the dates set forth opposite such amounts:

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         (a)      20,000   January 1, 1994
         (b)      20,000   January 1, 1996
         (c)      20,000   January 1, 1998

         Each of (a), (b), and (c) above shall be considered separate grants under the Plan, and shall be subject to all the terms and conditions of the Plan. Each of the grants outlined hereinabove shall be adjusted accordingly in the event Aon Stock is subject to split, stock dividend, recapitalization or exchange. Notwithstanding anything to the contrary herein, should O'Halleran's employment terminate hereunder for any reason, no subsequent grant shall be effective.

         2.6 CLUB MEMBERSHIPS. Aon will pay all initiation fees, periodic membership dues and reasonable client entertainment expenses incurred by O'Halleran at the Big Foot Country Club, the Royal Melbourne Country Club, the Tower Club and the Tavern Club during his employment by any of Aon's subsidiaries pursuant to this Agreement.

         2.7 ADDITIONAL COMPENSATION UPON DEATH, EXTENDED TOTAL DISABILITY OR INVOLUNTARY TERMINATION. During the Initial Term, within 30 days after (i) the first date on which O'Halleran has continuously been Totally Disabled (defined and determined in a manner consistent with the long-term disability plan or plans under which O'Halleran is covered pursuant to Section 2.2) for at least one year, (ii) the date of O'Halleran's death while employed by any of Aon's subsidiaries or (iii) the date of O'Halleran's Involuntary Termination (any such date, the "Payment Date"), (a) O'Halleran or the executors or administrators of his estate, as the case may be, shall receive a payment equal to the base compensation set forth in Section 2.1, (b) the principal of and accrued interest on all Notes made pursuant to Section 2.4 shall be forgiven, and (c) the unvested portion of any grant made pursuant to Section 2.5 herein shall accelerate and become fully vested.

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                ARTICLE III: CONFIDENTIALITY AND NON-COMPETITION

         3.1 ACCESS TO INFORMATION. As an employee and officer of one or more of Aon's subsidiaries, O'Halleran acknowledges that he is expected to obtain access to proprietary, secret or confidential information relating to (i) business, conduct or operations of such subsidiaries and their clients, (ii) research, processes, methods, techniques, computer programs, client lists, client requirements, reports and similar materials used in connection with such subsidiaries' business, and (iii) the enhancement of, or possible uses or applications for, such items or services.

         3.2 CONFIDENTIALITY. While O'Halleran is an employee or officer of any subsidiary of Aon and at all times thereafter, he agrees to respect the confidentiality of any information received as a result of his association with any subsidiary of Aon and agrees not to disclose to others any proprietary, secret or confidential information. Upon termination of O'Halleran's employment for any reason, he agrees not to take any confidential, proprietary or secret information or copies thereof with him, nor will he use, duplicate or disclose such information to anyone else.

         3.3 NON-SOLICITATION. In light of the special and unique nature of the relationship described herein, as consideration for O'Halleran's employment and in order to protect the legitimate and protectible business interest of Aon Risk and Aon Risk's subsidiaries, including, but not limited to, any confidential and proprietary information to which O'Halleran will obtain access, O'Halleran agrees that for a period of two years following Voluntary Termination of his employment, Termination for Dishonesty or other expiration of his employment under this Agreement, O'Halleran will not directly or indirectly:
         (a) solicit business from, or assist others in soliciting business from or performing work for, any client of Aon Risk or any subsidiary of Aon Risk which O'Halleran personally handled or

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serviced  at  any  time  during  the  one  year  period  immediately   preceding
termination; or

         (b) attempt to hire, hire, assist in hiring or cause to be hired by another, any person who was an employee of Aon Risk or any subsidiary of Aon Risk at any time during the six months preceding termination.

         3.4 IRREPARABLE INJURY. O'Halleran expressly acknowledges, recognizes and understands that a breach of any of the provisions of Section 3.2 or Section
3.3 will cause irreparable damage to the business of one or more of Aon's subsidiaries and that such damage will be difficult or impossible to measure. O'Halleran agrees that in the event of any such breach, any Aon subsidiary which may be injured thereby, in addition to such other rights and remedies as it may have, may apply to any court of competent jurisdiction for an order requiring specific performance of the provisions of Section 3.2 and 3.3 and seek temporary, preliminary and permanent injunction relief against any act which would violate any such provision. If any provision of Section 3.2 or Section 3.3 shall be held invalid or unenforceable as written, such provision shall be construed a restricting the activities of O'Halleran to the extent such activities may be lawfully restricted.

         3.5 O'HALLERAN'S ACKNOWLEDGEMENT. O'Halleran understands and expressly acknowledges that each of the foregoing provisions is reasonable and necessary to protect and preserve the legitimate and protectible business interest of Aon's subsidiaries, and the economic benefit derived therefrom, and that such restrictions will not prevent O'Halleran from earning a livelihood in his chosen business and are not an undue restraint on him.

         3.6 SURVIVAL. The provisions of this Article III shall survive any termination of this Agreement.

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                            ARTICLE IV: Miscellaneous

         4.1 AON GUARANTEE. Aon guarantees the payment of its subsidiaries' obligations to O'Halleran hereunder.

         4.2 EXPENSES. Aon will reimburse O'Halleran for all fees and expenses of legal counsel and accountants reasonably incurred by him in connection with the negotiation of this Agreement. As O'Halleran will comply with any legally enforceable covenants and restrictions applicable to his employment hereunder, it is unlikely that litigation will arise regarding such covenants and restrictions. However, in the unlikely event that an action is filed against O'Halleran, Aon will indemnify him and hold him harmless for the fees and expenses of legal counsel selected by Aon subject to O'Halleran's approval (which approval shall not unreasonably be withheld) for the defense of any claim by any of his present or former employers which is based primarily on his alleged violation of the covenants and restrictions identified on Exhibit A.

         4.3 GOVERNING LAW. This agreement will be governed by and construed in accordance with the laws of the State of Illinois.

         4.4 NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to his residence address as it appears on Aon's records in the case of O'Halleran, or to Aon's principal office in the case of Aon or any of its subsidiaries, addressed to the Secretary of Aon.

         4.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Aon and its successors and assigns, including any successor by merger, consolidation or transfer of substantially all of the assets of Aon. Such successor shall assume its performance, and shall have the same duties and obligations as Aon. This Agreement shall be binding upon and inure to the benefit of O'Halleran and his heirs and personal representatives; provided, however, that O'Halleran shall make no assignment of any right or benefit hereunder, except as authorized by

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specific provision hereof.

         4.6 SEVERABILITY. If for any reason any provision of this Agreement shall be held invalid in whole or in part, such invalidity shall not affect such provision to the extent not so held invalid, or any other provisions of this Agreement not so held invalid, and such provision and all other such provisions shall to the full extent consistent with law continue in full force and effect.

         4.7 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and supersedes all prior agreements or understandings between the parties, including without limitation the Prior Agreement. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

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         4.8  HEADINGS.  The article and section  headings  and captions in this
Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

                                                  AON CORPORATION



                                                  By:/S/PATRICK G. RYAN
                                                     ------------------------
                                                     Chairman, President and
                                                     Chief Executive Officer



                                                  AON RISK SERVICES, INC.



                                                  By:/S/JEROME S. HANNER
                                                     ------------------------
                                                     Vice President




                                                  By:/S/MICHAEL D. O'HALLERAN
                                                     ------------------------


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                                    EXHIBIT A

                           Covenants and Restrictions

         1. Those covenants and restrictions affecting Michael D. O'Halleran as contained in that certain Agreement dated July 10, 1981 pertaining to the purchase of assets of First Manhattan Intermediaries, Inc. by Thomas A. Greene & Company, Inc. ("TAG").

         2. Those covenants and restrictions affecting Michael D. O'Halleran as contained in any stock option plan or grant made by agreement between Alexander & Alexander Services, Inc. (A&A) and Michael D. O'Halleran, including but not limited to agreements dated March 31, 1983 and August 18, 1986.

         3. Those covenants and restrictions affecting Michael D. O'Halleran as contained in any plan of deferred compensation of TAG or A&A, including but not limited to a participation and deferral election agreement between TAG and Michael D. O'Halleran dated November 26, 1986.

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